SECURITIES AND EXCHANGE COMMISSION
		     	     Washington, D.C. 20549

			  	  SCHEDULE 13G
		       	      Rule 13d-1 and 13d-2
	    	    Under the Securities Exchange Act of 1934

			        (Amendment No. 2)*

		     	      Koppers Holdings, Inc.
		       		 (Name of Issuer)

			  	    Common Stock
		 	  (Title of Class of Securities)

			   	    50060P106
			         (CUSIP Number)

			  	   12/31/2006
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

| | Rule 13d-1 (b)
|X| Rule 13d-1 (c)
| | Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Caxton International Limited

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    British Virgin Islands

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    422,413

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    422,413

 (9) Aggregate amount beneficially owned by each reporting person.
    422,413

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     2.0%

 (12) Type of reporting person (see instructions).
     CO

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

     Caxton Equity Growth Holdings L.P.


 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                    	  (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Bermuda

    Number of shares beneficially owned by each reporting person with:
 (5) Sole voting power:
    0

 (6) Shared voting power:
    573,577

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    573,577

 (9) Aggregate amount beneficially owned by each reporting person.
    573,577

 (10)Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11)Percent of class represented by amount in Row 9.
    2.8%

 (12)Type of reporting person (see instructions).
    PN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

     Caxton Alpha Equity Holdings LP

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                    	  (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

    Number of shares beneficially owned by each reporting person with:
 (5) Sole voting power:
    0

 (6) Shared voting power:
    614,604

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    614,604

 (9) Aggregate amount beneficially owned by each reporting person.
    614,604

 (10)Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11)Percent of class represented by amount in Row 9.
    3.0%

 (12)Type of reporting person (see instructions).
    PN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

     GDK, Inc.

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                    	  (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    British Virgin Islands

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    0

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    0

 (9) Aggregate amount beneficially owned by each reporting person.
    0

 (10)Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11)Percent of class represented by amount in Row 9.
    0.0%

 (12)Type of reporting person (see instructions).
    BD

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    A.R.T. Advisors, LLC
    13-4196796

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    0

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    0

 (9) Aggregate amount beneficially owned by each reporting person.
    0

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     0.0%

 (12) Type of reporting person (see instructions).
     IA

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Sosnick, Aaron

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United States

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    0

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    0

 (9) Aggregate amount beneficially owned by each reporting person.
    0

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     0.0%

 (12) Type of reporting person (see instructions).
     IN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    SGAM AI Equity Fund - Caxton Equity

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Luxembourg

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    137,150

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    137,150

 (9) Aggregate amount beneficially owned by each reporting person.
    137,150

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     0.7%

 (12) Type of reporting person (see instructions).
     OO

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Caxton Associates, L.L.C.
    22-3430173

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:
 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,747,744

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,747,744

 (9) Aggregate amount beneficially owned by each reporting person.
    1,747,744

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     8.4%

 (12) Type of reporting person (see instructions).
     IA

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons. Kovner, Bruce

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United States

Number of shares beneficially owned by each reporting person with:
 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,747,744

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,747,744

 (9) Aggregate amount beneficially owned by each reporting person.
    1,747,744

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     8.4%

 (12) Type of reporting person (see instructions).
     IN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons. Lascano, Daniel

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United States

Number of shares beneficially owned by each reporting person with:
 (5) Sole voting power:
    31,600

 (6) Shared voting power:
    0

 (7) Sole dispositive power:
    31,600

 (8) Shared dispositive power:
    0

 (9) Aggregate amount beneficially owned by each reporting person.
    31,600

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     0.2%

 (12) Type of reporting person (see instructions).
     IN

Item 1(a). Name of Issuer:
           Koppers Holdings, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
	   436 Seventh Avenue
           Pittsburgh, PA  15219

Item 2(a). Name of Person Filing:
(i)     Caxton International Limited ("Caxton International")
(ii)    Caxton Equity Growth Holdings L.P. ("Caxton Equity Growth")
(iii)	Caxton Alpha Equity Holdings LP ("Caxton Alpha")
(iv)	GDK, Inc. ("GDK")
(v)	A.R.T. Advisors, LLC ("A.R.T. Advisors")  A.R.T. Advisors,
      	as a result of the delegation of trading authority for GDK from Caxton Associates L.L.C. has voting and dispositive power with respect to the investments of GDK.
(vi)	Mr. Aaron Sosnick.  Mr. Sosnick is the Manager and majority
      	beneficial owner of A.R.T. Advisors. As a result of the fore-going, Mr. Sosnick may be deemed beneficially to own the securities of the Issuer owned by GDK.
(vii)   SGAM AI Equity Fund - Caxton Equity ("SGAM AI Equity")
(viii) Caxton Associates, L.L.C. ("Caxton Associates"). Caxton Associates is the trading advisor to Caxton International, Caxton Equity Growth and GDK, the general partner of
        Caxton Alpha, and the sub-investment manager of SGAM AI
	Equity (the "Caxton Accounts") and as such, has voting and dispositive power with respect to the investments of the
	Caxton Accounts.
(ix) Mr. Bruce S. Kovner. Mr. Kovner is the Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates. As a result of the foregoing, Mr. Kovner may be deemed beneficially to own the securities of the Issuer owned
        by the Caxton Accounts.
(x)	Mr. Daniel Lascano.  Mr. Lascano is a portfolio manager for
        Caxton Associates and may be deemed to participate in the voting and exercise of discretion with respect to certain securities for certain of Caxton Associates' investment advisory clients.


Item 2(b). Address or Principal Business Office or, If None, Residence:
(i) The address of Caxton International is c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.
(ii) The address of Caxton Equity Growth is c/o Wakefield Quin, Chancery Hall, 52 Reid Street, Hamilton HM12, Bermuda.
(iii)   The address of Caxton Alpha is c/o Caxton Associates,
        Princeton Plaza, Building 2, 731 Alexander Road, Princeton,
        NJ 08540.
(iv)	The address of GDK is c/o Prime Management Limited, Mechanics
        Building, 12 Church Street, Hamilton HM11, Bermuda.
(v)	The address of A.R.T. Advisors is 500 Park Avenue, New York,
      	NY 10022.
(vi)	The business address of Mr. Sosnick is 500 Park Avenue,
      	New York, NY  10022.
(vii) 	The address of SGAM AI Equity is 16 Boulevard Royal, L-2449
	Luxembourg.
(viii) The address of Caxton Associates is Princeton Plaza, Building 2, 731 Alexander Road, Princeton, NJ 08540.
(ix) 	The business address of Mr. Kovner is 500 Park Avenue,
        New York, NY  10022.
(x)	The business address of Mr. Lascano is 500 Park Avenue,
      	New York, NY 10022.

Item 2(c). Citizenship:
(i)     Caxton International is a British Virgin Islands corporation.
(ii)    Caxton Equity Growth is a Bermuda limited partnership.
(iii)   Caxton Alpha is a Delaware limited partnership.
(iv)	GDK is a British Virgin Islands corporation.
(v)	A.R.T. Advisors is a Delaware limited liability company.
(vi)	Mr. Sosnick is a United States citizen.
(vii) 	SGAM AI Equity is a sub-fund of a Societe d'Investissement a Capital
        Variable organized under the laws of the Grand Duchy of Luxembourg.
(viii)  Caxton Associates is a Delaware limited liability company.
(ix)	Mr. Kovner is a United States citizen.
(x)	Mr. Lascano is a United States citizen.

Item 2(d). Title of Class of Securities:
           Common Stock

Item 2(e). CUSIP No.:
           50060P106

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:
           Not Applicable

If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4. Ownership (as of December 31, 2006)

(a)    Amount beneficially owned:
(i) The amount of shares of Common Stock beneficially owned by Caxton International is 422,413.
(ii) The amount of shares of common stock beneficially owned by Caxton Equity Growth is 573,577.
(iii) The amount of shares of Common Stock beneficially owned by Caxton Alpha is 614,604.
(iv) The amount of shares of Common Stock beneficially owned by GDK is 0.
(v) The amount of shares of Common Stock considered to be beneficially owned by A.R.T. Advisors by reason of its voting and dispositive powers with respect to GDK is 0.
(vi) Mr. Sosnick, by reason of being Manager and majority beneficial owner of A.R.T. Advisors may also be deemed to beneficially own the securities of the Issuer owned by GDK.
(vii) The amount of shares of Common Stock beneficially owned by SGAM AI Equity is 137,150.
(viii) The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates by reason of its voting and dispositive powers is 1,747,744.
(ix) Mr. Kovner, by reason of being Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates, may also be deemed to beneficially own the securities of the Issuer owned by the Caxton Accounts.
(x) The amount of shares of Common Stock beneficially owned by Mr. Lascano is 31,600. The 31,600 shares of Common Stock reported herein as beneficially owned by Mr. Lascano are owned directly by Mr. Lascano.


(b) Percent of class:

(i) Caxton International beneficially owns 2.0% of the Class of Common Stock.
(ii) Caxton Equity Growth beneficially owns 2.8% of the Class of Common Stock.
(iii)  Caxton Alpha beneficially owns 3.0% of the Class of Common
       Stock.
(iv)   GDK beneficially owns 0.0% of the Class of Common Stock.
(v) A.R.T. Advisors is deemed to beneficially own 0.0% of the Class of Common Stock.
(vi) Mr. Sosnick may be deemed to beneficially own 0.0% of the Class of Common Stock.
(vii)  SGAM AI Equity beneficially owns 0.7% of the Class of Common Stock.
(viii) Caxton Associates is deemed to beneficially own 8.4% of the Class of Common Stock.
(ix) Mr. Kovner may be deemed to beneficially own 8.4% of the Class of Common Stock.
(x) Mr. Lascano may be deemed to beneficially own 0.2% of the Class of Common Stock.


(c) Number of shares as to which Caxton International has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  422,413
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  422,413

    Number of shares as to which Caxton Equity Growth has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  573,577
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  573,577

    Number of shares as to which Caxton Alpha has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  614,604
	(iii)  Sole power to dispose or to direct the disposition of:   0
	(iv)   Shared power to dispose or to direct the disposition
               of:  614,604

    Number of shares as to which GDK has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  0
	(iii)  Sole power to dispose or to direct the disposition of:   0
	(iv)   Shared power to dispose or to direct the disposition
               of:  0

    Number of shares as to which A.R.T. Advisors has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  0
	(iii)  Sole power to dispose or to direct the disposition of:   0
	(iv)   Shared power to dispose or to direct the disposition
               of:  0

    Number of shares as to which Mr. Sosnick has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  0
	(iii)  Sole power to dispose or to direct the disposition of:   0
	(iv)   Shared power to dispose or to direct the disposition
               of:  0

    Number of shares as to which SGAM AI Equity has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  137,150
	(iii)  Sole power to dispose or to direct the disposition of:   0
	(iv)   Shared power to dispose or to direct the disposition
               of:  137,150

    Number of shares as to which Caxton Associates has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  1,747,744
	(iii)  Sole power to dispose or to direct the disposition of:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  1,747,744

    Number of shares as to which Mr. Kovner has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  1,747,744
	(iii)  Sole power to dispose or to direct the disposition of:   0
	(iv)   Shared power to dispose or to direct the disposition
               of:  1,747,744

    Number of shares as to which Mr. Lascano has:
	(i)    Sole power to vote or to direct the vote:  31,600
	(ii)   Shared power to vote or to direct the vote:  0
	(iii)  Sole power to dispose or to direct the disposition:  31,600
	(iv)   Shared power to dispose or to direct the disposition
               of:  0

Item 5. Ownership of 5 Percent or Less of a Class.

Not Applicable

Item 6. Ownership of More than 5 Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable

Item 8. Identification and Classification of Members of the Group.

Not Applicable

Item 9. Notice of Dissolution of Group.

Not Applicable

Item 10. Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


					Caxton International Limited

Date: 2/13/2007				/s/ Joseph Kelly
					Name: Joseph Kelly
					Title: Vice President and Treasurer

Date: 2/13/2007	 			/s/ Maxwell Quin
					Name: Maxwell Quin
					Title: Vice President and Secretary


					Caxton Equity Growth Holdings L.P.

Date: 2/13/2007				/s/ Scott B. Bernstein
					Name: Scott B. Bernstein
					Title: Secretary,
					       Caxton Associates, L.L.C.,
					       Manager
					       Caxton GP Holdings, LLC,
					       Investment General Partner


		                        Caxton Alpha Equity Holdings LP

Date: 2/13/2007				/s/Scott B. Bernstein
				        Name:  Scott B. Bernstein
    					Title: Secretary,
  					       Caxton Associates, L.L.C.,
					       General Partner


					GDK, Inc.

Date: 2/13/2007				/s/ Joseph Kelly
					Name: Joseph Kelly
					Title: Vice President and Treasurer

Date: 2/13/2007	 			/s/ Maxwell Quin
					Name: Maxwell Quin
					Title: Vice President and Secretary


					A.R.T. Advisors, LLC

Date: 2/13/2007				/s/ Andrew Waldman
					Name: Andrew Waldman
					Title:  Authorized Representative


Date: 2/13/2007				/s/ Aaron Sosnick
					Name: Aaron Sosnick
					Title: signed by Andrew Waldman
					       as Authorized Representative


					SGAM AI Equity Fund - Caxton Equity

Date: 2/13/2007				/s/ Eric Attias
					Name: Eric Attias
					Title: Director


					Caxton Associates, L.L.C.

Date: 2/13/2007	 			/s/ Scott B. Bernstein
					Name: Scott B. Bernstein
					Title: Secretary


Date: 2/13/2007				/s/ Bruce S. Kovner
					Name: Bruce S. Kovner
					Title: signed by Scott B. Bernstein
					       as Attorney-in-Fact


Date: 2/13/2007	                        /s/ Daniel Lascano
                                        Name: Daniel Lascano


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001). (Secs. 3(b), 13(d)(1), 13(d)(2),
13(d)(5), 13(d)(6), 13(g)(1), 13(g)(2), 13(g)(5), 23, 48 Stat. 882, 894, 901;
sec. 203(a), 49 Stat. 704; sec. 8, 49 Stat. 1379; sec. 10, 78 Stat. 88a; sec.
2, 82 Stat. 454; secs. 1, 2, 84 Stat. 1497; secs. 3, 10, 18, 89 Stat. 97, 119,
155; secs. 202, 203, 91 Stat. 1494, 1498, 1499; (15 U.S.C. 78c(b), 78m(d)(1),
78m(d)(2), 78m(d)(5), 78m(d)(6), 78m(g)(1), 78m(g)(2), 78m(g)(5), 78w)) [43 FR
18499, Apr. 28, 1978, as amended at 43 FR 55756, Nov. 29, 1978; 44 FR 2148,
Jan. 9, 1979; 44 FR 11751, Mar. 2, 1979; 61 FR 49959, Sept. 24, 1996; 62 FR
35340, July 1, 1997; 63 FR 2867, Jan. 16, 1998; 63 FR 15287, Mar. 31, 1998]


Certification


The undersigned hereby certifies that the shares of Koppers Holdings, Inc. purchased on behalf of Caxton International Limited, Caxton Equity Growth Holdings L.P., Caxton Alpha Equity Holdings LP, GDK, Inc. and SGAM AI Equity Fund - Caxton Equity, and the shares owned by Mr. Lascano were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



Date: 2/13/2007				/s/ Kurt Feuerman
					    Kurt Feuerman

					/s/ Andrew Waldman
					    Andrew Waldman

					/s/ Daniel Lascano
					    Daniel Lascano